Exhibit 99.1

RELEASE 8:00 AM – July 25, 2012

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

Ronald E. Hermance Jr., Hudson City Chairman and CEO Returns from Temporary Medical Leave of Absence

PARAMUS, NEW JERSEY — Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), announced today that Ronald E. Hermance Jr. will return to his position of Chairman and Chief Executive Officer of both the Company and the Bank, effective August 1, 2012. Mr. Hermance had been on medical leave since February 10, 2012. Denis J. Salamone, who was appointed to serve as acting Chairman and Chief Executive Officer during Mr. Hermance’s absence, will continue his existing duties as President and Chief Operating Officer upon Mr. Hermance’s return.

“We are extremely pleased and thankful that Ron’s health has improved and he is able to return to his role as Chairman and Chief Executive Officer. At the same time, the Board would also like to thank Denis for his excellent work handling the responsibilities of Chairman and Chief Executive Officer, in addition to his existing duties, during Ron’s absence,” said William G. Bardel, the Board’s lead independent director.

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Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.